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                                                                    EXHIBIT (99)

[UGI CORPORATION LOGO]             BOX 858 VALLEY FORGE, PA 19482 o 610-337-1000


                                                              September 21, 1999
                                                                       Immediate


                                  Robert W. Krick, ext. 3141



UGI ACQUIRES LARGEST AUSTRIAN
PROPANE DISTRIBUTOR


VALLEY FORGE, PA., September 21, 1999 -- UGI Corporation (NYSE:UGI) announced today that, through its subsidiary UGI Enterprises, Inc., it has purchased all of the stock of Flaga Beteiligungs Aktiengesellschaft, the largest retail propane distributor in Austria. Founded in 1947, Flaga markets over 40 million gallons of propane annually in Austria, the Czech Republic and Slovakia. It is the second largest retail propane distributor in the Czech Republic.

Lon R. Greenberg, chairman, president and chief executive officer of UGI said, "We are very excited about the addition of Flaga to the UGI family. It is a strong, well managed distributor with a large stable base of business in Austria and a significant, rapidly growing presence in neighboring republics. Flaga provides us with a strong platform for growth in the region."

Flaga is headquartered in Korneuberg, near Vienna and employs over 400 people. It distributes propane from seven locations in Austria, eight locations in the Czech Republic and two locations in Slovakia. Revenues are approximately $53 million annually.

"This acquisition is a significant step in achieving the growth objectives we set for UGI in July," said Greenberg. At that time, we stated that we would continue to seek investments in related and complementary businesses to supplement our earnings growth. We entered the propane distribution business internationally with our investment in China last year. Our investment in Flaga demonstrates our commitment to a major propane distribution presence in Europe."

The company said it expects growth in Eastern European countries to exceed that of the more mature markets of North America and Western Europe. As these economies develop, consumption of propane should increase because of increased consumer demand and the relatively low cost of propane infrastructure. "In addition to this organic growth, we see opportunities for additional acquisitions and alliances with other industry participants as well," said Greenberg.

Concurrently with its announcement, UGI named Michael J. Cuzzolina as president and chief executive officer of Flaga. Cuzzolina, 53, was vice president-accounting and finance of UGI. He will relocate to Austria. Alfred Gangelberger, 33, was named vice president and chief operating officer for Flaga. Gangelberger was most recently general manager of operations for Flaga and has been with the company for 12 years. In addition, all key operating personnel will remain with the company.


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                                 460 NORTH GULPH ROAD, KING OF PRUSSIA, PA 19406
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UGI ACQUIRES LARGEST AUSTRIAN                                           PAGE TWO
PROPANE DISTRIBUTOR



"Mike is one of our most seasoned executives and has been instrumental in successfully concluding the acquisition," said Greenberg. Alfred has been a key operating manager with Flaga for many years. Flaga has an outstanding group of employees and I am confident that Mike and Alfred will work well with them to achieve our growth objectives."

According to Greenberg, the purchase price of approximately $90 million, including the assumption of existing debt, was financed entirely in euros by a leading bank in Austria. "The strong cash flows of the business can support a higher proportion of debt with a guarantee from UGI. Assuming a return to normal weather, we expect the transaction to be accretive in fiscal 2000," noted Greenberg.

Greenberg explained that AmeriGas Partners, L. P. (NYSE:APU), UGI's majority-owned propane distribution subsidiary, will not be affected by the acquisition of Flaga.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 58% of AmeriGas Partners, L. P. the nation's largest retail propane marketer.

Statements in this release concerning expectations for the future are "forward-looking statements" within the meaning of the federal securities laws. UGI's actual future performance will be affected by a number of factors, risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements in this release include weather conditions, the timing and extent of changes in commodity prices for crude oil, propane, natural gas, electricity and interest rates, the timing and success of UGI's efforts to grow Flaga's business, political, regulatory and economic conditions in foreign countries and other factors discussed in UGI's 1998 Annual Report on Form 10-K filed with the Securities and Exchange Commission which we incorporate by reference. UGI undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

Comprehensive information about UGI is available on the World Wide Web at http://www.ugicorp.com.



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